EXHIBIT 3.09

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Puresafe Water Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.

The name of the corporation is Puresafe Water Systems, Inc.

2.

That a Certificate of Designation of Series F Preferred Stock (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on June 23, 2003 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.

The inaccuracy or defect of said Certificate is: (must be specific)

The number of shares of Series F Preferred Stock set forth in the Certificate is incorrect.

4.

Article 1 of Exhibit 1 of the Certificate is corrected to read as follows:

In the first sentence of Article 1 of Exhibit 1 to the Certificate, the number of shares of the Series F Preferred Stock is corrected to read as 38,644.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 21st day of May, A.D. 2014

By: /s/ Stephen Hicks

Authorized Officer

Name: Stephen Hicks

Title: President